UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on July 27, 2020, the Board of Directors (the “Board”) of Humanigen, Inc. (the “Company”) unanimously approved and recommended, and on July 29, 2020, certain stockholders of the Company owning as of July 29, 2020 approximately 63% of the Company's outstanding common stock, par value $0.001 per share (“Common Stock”), approved (1) an amendment to Article IV of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to give the Board the discretion to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of Common Stock may be combined, converted and changed into one share of Common Stock, subject to final approval of the Board of the ratio and timing for completion of any reverse stock split, and (2) the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”).

Also as previously reported, on September 4, 2020, the Company announced that the Board determined to effect a reverse stock split (the “Reverse Stock Split”) at a ratio of 1-for-5 (the “Split Ratio”). The Reverse Stock Split became effective as of 4:30 p.m. Eastern time, on September 11, 2020. More information about the Reverse Stock Split is set forth in Item 5.03, below.

The Plan became effective following the effective time of the Reverse Stock Split. As previously reported, in connection with the Reverse Stock Split and the Split Ratio, the Board approved a proportionate adjustment in the number of shares reserved for issuance under the Plan. As a result, 7,000,000 shares of Common Stock have been reserved for issuance under the Plan. All other material terms of the Plan remain unchanged from those described in the Company’s definitive information statement filed with the Securities and Exchange Commission on August 14, 2020 (the “Information Statement”), which descriptions are incorporated by reference herein. The description of the Plan in the Information Statement is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report. Forms of stock option award agreements expected to be used to evidence option grants made under the Plan are filed as Exhibits 10.2 and 10.3 to this Current Report.

In addition, at the effective time of the Reverse Stock Split, proportionate adjustments were made (1) to the number of shares covered by certain stock option awards proposed to be granted to newly appointed executive officers of the Company pursuant to the terms of their employment agreements, and (2) to the number of shares covered by, and the exercise price applicable to, each outstanding stock option award under the Humanigen, Inc. 2012 Equity Incentive Plan, in each case to give effect to the Split Ratio and the Reverse Stock Split.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of 4:30 p.m. Eastern Time on September 11, 2020 (the “Effective Time”), a Certificate of Amendment (the “Charter Amendment”) to the Charter became effective to effect the Reverse Stock Split. A copy of the Charter Amendment filed as Exhibit 3.1 to this Current Report.

In accordance with the Charter Amendment, at the Effective Time, each holder of Common Stock had its ownership adjusted to reflect ownership of one share of Common Stock for every five shares of Common Stock held immediately prior to the Effective Time. The par value per share and other terms of the Common Stock were not affected by the Reverse Stock Split, and the number of authorized shares of Common Stock will remain at 225,000,000. Trading in the common stock will continue under the symbol “HGEN” but, following the Effective Time, the CUSIP number for the Common Stock has changed to 444863 104.

As previously reported, no fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record otherwise entitled to receive fractional shares of Common Stock will receive cash (without interest or deduction) in lieu of such fractional share interests, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable. Computershare Trust Company, N.A., the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split.

Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Humanigen, Inc., as amended, effective September 11, 2020.
10.1	Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan, effective September 11, 2020.
10.2	Form of Incentive Stock Option Award Agreement.
10.3	Form of Non-qualified Stock Option Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: September 11, 2020